Exhibit 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                     THREE
                                                     MONTHS
                                                     ENDED
                                                    3/31/02       2001        2000        1999        1998        1997
                                                    --------    --------    --------    --------    --------    --------
Income From Continuing Operations                   $ 53,757    $327,367    $302,332    $269,772    $242,892    $235,856
Income Taxes                                          35,228     213,535     194,200     141,592     138,589     126,943
Fixed Charges                                         52,802     211,958     202,804     194,070     201,184     215,201
                                                    --------    --------    --------    --------    --------    --------
    Total                                           $141,787    $752,860    $699,336    $605,434    $582,665    $578,000

Fixed Charges:
  Interest Expense                                  $ 44,688    $175,822    $166,447    $157,142    $163,975    $177,383
  Estimated Interest Portion of Annual Rents           8,114      36,136      36,357      36,928      37,209      37,818
                                                    --------    --------    --------    --------    --------    --------
    Total Fixed Charges                             $ 52,802    $211,958    $202,804    $194,070    $201,184    $215,201

Ratio of Earnings to Fixed Charges (rounded down)       2.68        3.55        3.44        3.11        2.89        2.68
                                                    ========    ========    ========    ========    ========    ========